Exhibit 2.1

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is made as of October 1, 2007 by and among NetScout Systems, Inc., a Delaware corporation (“NetScout”), Bradley Merger Sub LLC, a Delaware limited liability company (“Merger Sub”), Network General Central Corporation, a Delaware corporation (“NetGen”), Network General Corporation, a Delaware corporation (“NetGen Opco”), and Silver Lake Partners, L.P., a Delaware limited partnership, and TPG Starburst IV, LLC, a Delaware limited liability company, in each case solely in its capacity as a representative for the stockholders of NetGen (each, in such capacity, a “Stockholders Representative”), and this Amendment amends that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 19, 2007, by and among NetScout, Merger Sub, NetGen, NetGen Opco and the Stockholders Representatives.

WHEREAS, in accordance with Section 10.04 of the Merger Agreement, the parties hereto wish to amend the Merger Agreement as specified herein.

NOW, THEREFORE, the parties hereto agree as follows:

1. Amendments.

(a) Section 1.01(a) of the Merger Agreement is hereby amended by deleting the definition of “Accredited Holder” and inserting the following definition in lieu thereof:

““Accredited Holder” shall mean any holder of NetGen Stock who no later than 25 days after the date hereof has delivered to NetGen and NetScout representations and warranties in the form letter set forth as Exhibit B hereto (the “Accredited Investor Representations Letter”).”

(b) Section 1.01(a) of the Merger Agreement is hereby amended by adding the following definition:

““Bring-Down Date” shall mean (a) if the waiting period applicable to the Merger under the HSR Act has not been terminated prior to October 26, 2007 and has not have been extended on or prior to October 26, 2007, in either case by the FTC or DOJ, then October 30, 2007 or (b) if the waiting period applicable to the Merger under the HSR Act has been terminated prior to October 26, 2007 or has been extended on or prior to October 26, 2007, in either case by the FTC or DOJ, then the Closing Date.”

(c) Section 1.01(a) of the Merger Agreement is hereby amended by deleting the definition of “Fully Diluted Basis” and inserting the following definition in lieu thereof:

““Fully Diluted Basis” shall mean, when used with respect to the outstanding number of shares of NetGen Stock as of the Effective Time, the sum of (i) all shares of NetGen Stock outstanding immediately prior to the Effective Time (including, as applicable at such time, the shares of NetGen Common Stock that are reserved for issuance under any Deferred Compensation Agreement and that have not been issued at such time or the shares of NetGen Common Stock issued to the NetGen Deferred Compensation Trust pursuant to such Deferred Compensation Agreement); (ii) all shares of NetGen Common Stock issuable upon the exercise of all of the vested portions of in-the-money NetGen Stock Options outstanding immediately prior to the Effective Time; and (iii) all shares of NetGen Common Stock underlying all of the vested portions of in-the-money NetGen SARs outstanding immediately prior to the Effective Time.”

(d) Section 1.01(a) of the Merger Agreement is hereby amended by deleting the definition of “NetGen Stockholders” and inserting the following definition in lieu thereof:

““NetGen Stockholders” means each of the stockholders of NetGen immediately prior to the Effective Time.”

(e) Sections 2.06(b) and (c) of the Merger Agreement are hereby amended in their entirety and the following text is hereby inserted in lieu thereof:

“(b) At least three (3) Business Days prior to the Closing, NetGen will deliver to NetScout a schedule (the “Distribution Schedule”) setting forth for (i) each holder of NetGen Shares that is an Accredited Holder (based solely on the delivery by Accredited Holders of the Accredited Investor Representations Letter), the portion and mix of the Merger Consideration payable or issuable, as the case may be, to such holder on or about the Effective Time and the portion of the Escrow Cash and Escrow Shares corresponding to such holder, and (ii) each holder of NetGen Shares that is a Non-Accredited Holder, the portion of the Merger Consideration payable to such holder in cash on or about the Effective Time and the portion of the Escrow Cash corresponding to such holder, in each case, in accordance with NetGen’ certificate of incorporation in effect as of the date hereof. The Distribution Schedule will also list all holders of vested, in-the-money NetGen Stock Options and the amount payable to each such holder under Section 2.10 and all holders of vested, in-the-money NetGen SARs and the amount payable to each such holder under Section 2.10. NetScout shall be entitled to rely exclusively on the Distribution Schedule in making distributions of Merger Consideration pursuant to this Section 2.06.

(c) For purposes of this Agreement, each of the following terms shall have the meaning set forth below:

“Accredited Cash Consideration Per Share” shall mean an amount in cash equal to (a) the Total Consideration Per Share minus (b) the Accredited Stock Consideration Per Share.

“Accredited Stock Consideration Per Share” shall mean such number of shares of NetScout Common Stock equal in value to the quotient of (a) the Total Stock Consideration divided by (b) the number of shares of outstanding NetGen Stock held by the Accredited Holders as of the Effective Time.

“Escrow Cash” shall mean $10,000,000.

“Escrow Consideration” shall mean the Escrow Cash and the Escrow Shares.

“Escrow Shares” shall mean a number of shares of NetScout Common Stock equal to $5,000,000 divided by the NetScout Common Stock Value.

“in-the-money” shall mean (a) in respect of the NetGen Stock Options, each NetGen Stock Option that has an exercise price per share that is less than the Total Consideration Per Share, and (b) in respect of the NetGen SARs, each NetGen SAR that has a base price per share that is less than the Total Consideration Per Share.

“Merger Consideration” shall mean cash and/or shares of NetScout Common Stock, as applicable, payable to NetGen Stockholders and holders of NetGen Stock Options and NetGen SARs pursuant to this ARTICLE II.

“NetScout Common Stock Value” shall mean the average of the closing price of one share of NetScout Common Stock on the Nasdaq Global Market over the 10 trading days immediately prior to the Closing Date, as reported by The Wall Street Journal.

“Non-Accredited Consideration Per Share” shall mean an amount in cash equal to the Total Consideration Per Share.

“Total Cash Consideration” shall mean an amount equal to $150,000,000 in cash, plus the aggregate exercise price or base price, as applicable, for all of the vested portions of the in-the-money NetGen Stock Options and in-the-money NetGen SARs, in each case outstanding immediately prior to the Effective Time, minus (a) the amount of the NetGen Excess Transaction Expenses, if any, paid or incurred by NetGen or any NetGen Subsidiary prior to Closing and (b) the NetGen Indebtedness to Sponsors.

“Total Consideration” shall mean (a) the Total Cash Consideration plus (b) the Total Stock Consideration.

“Total Consideration Per Share” shall mean (a) the sum of (x) the Total Cash Consideration and (y) the Total Stock Consideration, divided by (b) the number of shares of outstanding NetGen Stock on a Fully Diluted Basis as of the Effective Time.

“Total Stock Consideration” shall mean the value of 6,000,000 shares of NetScout Common Stock, valuing each share of NetScout Common Stock at the NetScout Common Stock Value.

In the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding NetScout Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities through reorganization, recapitalization, reclassification, share dividend (including any dividend or distribution of securities convertible into NetScout Common Stock), share split, reverse share split, or other like changes in NetScout’s capitalization, or a record date that is subsequent to the date of this

Agreement but prior to the Effective Time has been established by NetScout in regard to any of the foregoing, the Total Consideration, the Total Stock Consideration, the Total Consideration Per Share, the Accredited Stock Consideration Per Share, and the NetScout Common Stock Value shall be appropriately adjusted.”

(f) Section 3.02, Section 5.08 and ARTICLE IX of the Merger Agreement are hereby amended by replacing every reference to the words “Total Consideration” therein with the words “Merger Consideration.”

(g) Section 8.02(i) of the Merger Agreement is hereby amended in its entirety and the following text is hereby inserted in lieu thereof:

“(i) Representations and Warranties. The representations and warranties of each Seller Party set forth in ARTICLE III hereof shall be true and correct at and as of the Bring-Down Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which case such representation or warranty shall be true and correct only as of such specific date), interpreted without giving effect to any “material,” “materially,” “in all material respects” and “Material Adverse Effect” qualifications set forth in such representations and warranties, except for any failure to be so true and correct which has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on NetGen. NetScout shall have received a certificate signed on behalf of each Seller Party by the Chief Executive Officer and Chief Financial Officer of such Seller Party to the foregoing effect.”

(h) Section 8.03(i) of the Merger Agreement is hereby amended in its entirety and the following text is hereby inserted in lieu thereof:

“(i) Representations and Warranties. The representations and warranties of NetScout and Merger Sub set forth in ARTICLE IV hereof shall be true and correct at and as of the Bring-Down Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which case such representation or warranty shall be true and correct only as of such specific date), interpreted without giving effect to any “material,” “materially,” “in all material respects” and “Material Adverse Effect” qualifications set forth in such representations and warranties, except for any failure to be so true and correct which has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on NetScout. NetGen shall have received a certificate signed on behalf of NetScout and Merger Sub by the Chief Executive Officer and the Chief Financial Officer of each of NetScout and Merger Sub to the foregoing effect.”

(i) Clause (ii) of the first sentence of Section 9.02 of the Merger Agreement is hereby amended in its entirety and the following text is hereby inserted in lieu thereof:

“(ii) “Pro Rata Share” shall mean, with respect to any Indemnifying Stockholder, the quotient obtained by dividing (x) the amount of the Merger Consideration received by such Indemnifying Stockholder upon consummation of the Merger by (y) the Merger Consideration received by all of the Indemnifying Stockholders upon consummation of the Merger”

(j) Section 10.01 of the Merger Agreement is hereby amended in its entirety and the following text is hereby inserted in lieu thereof:

“10.01 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 9:00 a.m. Eastern time on the date that is the second Business Day after the satisfaction or waiver (subject to applicable law) of the conditions set forth in ARTICLE VIII hereof, other than conditions which by their terms are to be satisfied at Closing, or such other date or time as the parties may mutually agree; provided that, unless the FTC and DOJ grant early termination to the initial waiting period applicable to the Merger under the HSR Act, the Closing will take place no earlier than November 1, 2007. For purposes of this Agreement, a “Business Day” shall mean any day that is not a Saturday, a Sunday or other day in which the office of the Delaware Secretary is closed.”

(k) Section 1.01(c) of the NetGen Disclosure Schedule is hereby amended in its entirety and replaced with the text set forth in that certain Amendment to Section 1.01(c) of the NetGen Disclosure Schedule delivered to NetScout concurrently herewith.

2. Effectiveness and Ratification. All of the provisions of this Amendment shall be effective as of the date hereof. Except as specifically provided for in this Amendment, the terms of the Merger Agreement are hereby ratified and confirmed and remain in full force and effect.

3. Effect of Amendment. Whenever the Merger Agreement is referred to in the Merger Agreement or in any other agreements, documents or instruments, such reference shall be deemed to be to the Merger Agreement as amended by this Amendment.

4. Descriptive Headings. The descriptive headings of this Amendment are inserted for convenience only and do not constitute a part of this Amendment.

5. Counterparts. This Amendment may be executed and delivered (including by facsimile or electronic transmission) in any number of counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute a single instrument.

6. Governing Law. All questions concerning the construction, validity and interpretation of this Amendment shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 to Agreement and Plan of Merger as of the date first written above.

NETSCOUT SYSTEMS, INC.

By:	/s/ David P. Sommers
Name:	David P. Sommers
Title:	Chief Financial Officer and Senior
Vice President, General Operations

BRADLEY MERGER SUB LLC

By:	/s/ David P. Sommers
Name:	David P. Sommers
Title:	Vice President

NETWORK GENERAL CENTRAL CORPORATION

By:	/s/ William G. Gibson
Name:	William G. Gibson
Title:	Chief Executive Officer

NETWORK GENERAL CORPORATION

By:	/s/ William G. Gibson
Name:	William G. Gibson
Title:	Chief Executive Officer

SOLELY IN ITS CAPACITY AS “STOCKHOLDERS REPRESENTATIVE”

SILVER LAKE PARTNERS, L.P.

By:	Silver Lake Technology Associates, L.L.C.,
its General Partner

By:	/s/ James A. Davidson
Name:	James A. Davidson
Title:	Chief Executive Officer

SOLELY IN ITS CAPACITY AS “STOCKHOLDERS REPRESENTATIVE”

TPG STARBURST IV, LLC

By:	TPG Partners IV, L.P.,
its Manager

By:	TPG GenPar IV, L.P.,
its General Partner

By:	TPG Advisors IV, Inc.
its General Partner

By:	/s/ Richard Boyce
Name:	Richard Boyce
Title:	Partner